                                                                    EXHIBIT 2.1




                           NETWORKS ASSOCIATES, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG

                           NETWORKS ASSOCIATES, INC.

                      MAGIC SOLUTIONS INTERNATIONAL, INC.

                            MERLIN ACQUISITION CORP.

                                      AND

                                 IGAL LICHTMAN


                           Dated as of March 2, 1998





PROJECT MERLIN

                               TABLE OF CONTENTS



                                                                                                                   PAGE
ARTICLE I        THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Certificate of Incorporation; Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.5     Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.6     Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.7     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.8     Surrender of Certificates; Payment of Merger Consideration   . . . . . . . . . . . . . . . . . .   9
         1.9     No Further Ownership Rights in Company Capital Stock   . . . . . . . . . . . . . . . . . . . . .  10
         1.10    Lost, Stolen or Destroyed Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.11    Tax and Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.12    Taking of Necessary Action; Further Action   . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.13    Merger Consideration Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 AND FOUNDER    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.1     Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.2     Company Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.3     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.5     Company Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.6     No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.7     No Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.8     Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.9     Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.10    Title of Properties; Absence of Liens and Encumbrances;
                 Condition of Equipment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.11    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.12    Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.13    Interested Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.14    Governmental Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.15    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.16    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.17    Minute Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.18    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.19    Brokers' and Finders' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.20    Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         2.21    Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.22    Warranties; Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.23    Software Development Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.24    Insurance.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.25    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.26    Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.27    Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.28    Predecessor Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.29    Representations Complete   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.30    Founder Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.31    Founder Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.32    Founder Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.33    Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF PARENT
                 AND MERGER SUB   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.1     Organization, Standing and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.3     SEC Filings; Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.4     Parent Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.5     Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.6     Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.1     Conduct of Business of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.2     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE V        ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.1     Information Statement; Other Filings; Board Recommendations  . . . . . . . . . . . . . . . . . .  37
         5.2     Meeting of Company Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.3     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.5     Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.6     Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.7     Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.8     FIRPTA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.9     Reasonable Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.10    Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.11    Stock Options.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.12    Form S-8 and Listing of Additional Shares on Nasdaq  . . . . . . . . . . . . . . . . . . . . . .  40
         5.13    Voting Agreements.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.14    Company Stockholder List; Investor Letter.   . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.15    Company Affiliate Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         5.16    Regulatory Filings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.17    Pooling Accounting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.18    Payment of Certain Company and Subsidiary Obligations  . . . . . . . . . . . . . . . . . . . . .  41
         5.19    Distributor Negotiations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.20    Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE VI  CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.1     Conditions to Obligations of Each Party to Effect the Merger.  . . . . . . . . . . . . . . . . .  42
         6.2     Additional Conditions to Obligations of Company.   . . . . . . . . . . . . . . . . . . . . . . .  42
         6.3     Additional Conditions to the Obligations of Parent and Merger Sub.   . . . . . . . . . . . . . .  43

ARTICLE VII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW   . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.1     Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.2     Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.3     Limitation on Liability.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.4     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE IX  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.2     Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.3     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.4     Entire Agreement; Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.5     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         9.6     Other Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         9.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         9.8     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                INDEX OF EXHIBITS


EXHIBIT                   DESCRIPTION

Exhibit A                 Form of Voting Agreement

Exhibit B                 Form of Accredited Investor Representation Letter

Exhibit C                 Form of Noncompetition Agreement

Exhibit D                 Form of Affiliate Agreement

Exhibit E                 Form of General Release

Exhibit F                 Form of Legal Opinion of Counsel to the Company

Exhibit G                 Form of Registration Rights Agreement

Exhibit H                 Legal Opinion of Wilson Sonsini Goodrich & Rosati

                               INDEX OF SCHEDULES

 COMPANY SCHEDULE               DESCRIPTION
 ----------------               -----------
 2.2(a)                         Stockholder List
 2.2(b)                         Option List
 2.3                            Subsidiary List
 2.4                            Governmental and Third Party Consents
 2.5                            Company Financials
 2.6                            Undisclosed Liabilities
 2.7                            No Changes
 2.8                            Tax Returns and Audits
 2.9                            Restrictions on Business Activities
 2.10(a)                        Leased Property
 2.10(b)                        Liens on Property
 2.10(c)                        Equipment
 2.11(a)                        Company Registered Intellectual Property
 2.11(b)                        Liens on Company Intellectual Property
 2.11(d)                        Licenses or Transfers of Intellectual Property
 2.11(f)                        Contracts, Licenses and Agreements Relating to Intellectual Property
 2.11(g)                        Company Agreements to Indemnify for Infringement/Misappropriation
 2.11(i)                        Actions Required with Respect to Intellectual Property
 2.11(j)                        Disputes Regarding Company Intellectual Property
 2.12(a)                        Agreements, Contracts and Commitments
 2.12(b)                        Breaches
 2.13                           Interested Party Transactions
 2.14                           Governmental Authorizations
 2.15                           Litigation
 2.19                           Expenses of Transaction
 2.20(b)                        Employee Benefit Plans and Employees
 2.20(d)                        Employee Plan Compliance
 2.20(g)                        Post Employment Options
 2.20(h)(i)                     Effect of Transaction
 2.20(j)                        Labor Disputes
 2.21                           Insurance
 2.24                           Warranties; Indemnities
 2.25                           Insurance
 2.26                           Bank Accounts
 2.29                           Predecessor Status
 2.30(b)                        Title to Founder Shares

 4.1(m)                         Amendments to Benefit Plans
 5.14                           Accredited Investor List
 5.15                           Company Affiliate List

                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is entered into as of March 2, 1998 by and among Networks Associates, Inc., a Delaware corporation ("PARENT"), Merlin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), Magic Solutions International, Inc., a Delaware corporation (the "COMPANY"), and Igal Lichtman ("FOUNDER").

                                    RECITALS

         A. The Boards of Directors of each of the Company, Founder, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger all of the issued and outstanding shares of common stock, $0.01 par value per share, of the Company (the "COMPANY COMMON STOCK") and all of the issued and outstanding shares of preferred stock, $0.01 par value per share, of the Company (the "COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY CAPITAL STOCK") shall be converted into the right to receive (i) one million nine hundred and twenty nine thousand eight hundred and twenty five (1,929,825) shares of common stock, $0.01 par value per share, of Parent ("PARENT COMMON STOCK") or (ii) if the Merger cannot be accounted for as a pooling of interests, cash in an amount equal to $110,000,000 plus the Aggregate Vested Option Proceeds plus Aggregate Stockholder Note Proceeds (the "MERGER CONSIDERATION").

         C. Ten percent (10%) of the Merger Consideration shall be placed into escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

         D. The Company, Founder, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         E. Certain shareholders of the Company, as of the date hereof, are entering into a Voting Agreement, together with irrevocable proxies, in substantially the form attached hereto as Exhibit A (collectively, the "VOTING AGREEMENTS"). Pursuant to the terms of the Voting Agreements, each such shareholder shall agree to vote in favor of the Merger and this Agreement.

         F. The Company shall use its reasonable efforts to cause each holder of Company Common Stock who meets the definition of "accredited investor" (each, an "ACCREDITED INVESTOR") pursuant to Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT") to execute prior to Closing, an accredited investor representation letter in substantially the form attached hereto as Exhibit B (collectively, the "INVESTOR LETTERS").

         G. Founder is entering into a Noncompetition Agreement in substantially the form attached hereto as Exhibit C (the "NONCOMPETITION AGREEMENT").

         H. Each affiliate of the Company (each, a "COMPANY AFFILIATE") within the meaning of Rule 145 promulgated under the Securities Act, as of the date hereof, is entering into an affiliate agreement in substantially the form attached hereto as Exhibit D (collectively, the "COMPANY AFFILIATE AGREEMENTS"), and prior to the Closing Date a general release in substantially the form attached hereto as Exhibit E (collectively, the "GENERAL RELEASES").

         I. Provided the Merger Consideration is Parent Common Stock the parties intend, by executing this Agreement, to adopt a Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         J. The Company has agreed to use its best efforts to cause the Merger to be accounted for as a pooling of interests; however, the parties intend to consummate the Merger, subject to the terms and conditions hereof, whether the transaction is accounted for as a pooling of interests or as a purchase.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. (The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION.")

         1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (or like instruments) with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4     Certificate of Incorporation; Bylaws.

                 (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law provided that any indemnification provision under the Company's Certificate of Incorporation in effect on the date hereof shall be fulfilled and honored in all respects by the Surviving Corporation.

                 (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended provided that any indemnification provision under the Company's Bylaws in effect on the date hereof shall be fulfilled and honored in all respects by the Surviving Corporation.

         1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 Effect on Capital Stock. Subject in all respects to the provisions of Section 1.6(h), the Merger Consideration to be provided by Parent and Merger Sub in exchange for all outstanding Company Capital Stock shall consist of (i) one million nine hundred and twenty nine thousand eight hundred and twenty five (1,929,825) shares of Parent Common Stock (as defined below) or (ii) if the Merger cannot be accounted for as a pooling of interests, cash in an amount equal to $110,000,000 plus Aggregate Vested Option Proceeds plus the Aggregate Stockholder Note Proceeds (as defined below), in either case, subject to adjustment as set forth in Section 1.13 below and subject to the provisions of Section 1.6(f) below and Article VII hereof. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

                 (a)      Definitions.

                          (i)     Aggregate Common Number.  The "AGGREGATE
COMMON NUMBER" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
                          (ii)    Aggregate Preferred Number.  The "AGGREGATE
PREFERRED NUMBER" shall mean the aggregate number of shares of Company Common Stock issuable upon conversion of the aggregate shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

                          (iii)   Aggregate Vested Option Number; Vested
Company Option. The "AGGREGATE VESTED OPTION NUMBER" shall mean the aggregate number of shares of Company Common Stock issuable on exercise of all Company Options outstanding immediately prior to the Effective Time (including options that vest as a result of the Merger and the transactions contemplated hereby) but only to the extent that such Company Options shall be vested and exercisable as of immediately prior to the Effective Time (each such option being a "VESTED COMPANY OPTION").

                          (iv)    Aggregate Stockholder Note  Proceeds.  The
"AGGREGATE STOCKHOLDER NOTE PROCEEDS" shall mean the aggregate dollar amount of principal proceeds receivable by Company in connection with the promissory notes issued by certain key stockholders of Company payable as payment for their equity interests in the Company, with a current aggregate principal amount of $1,584,794.

                          (v)     Aggregate Vested Option Proceeds.  The
"AGGREGATE VESTED OPTION PROCEEDS" shall mean the aggregate dollar amount of exercise proceeds receivable by Company in connection with the Vested Company Options outstanding immediately prior to the Effective Time.

                        (vi) Aggregate Convertible Note Number. The "AGGREGATE CONVERTIBLE NOTE NUMBER" shall mean the aggregate number of shares of Company Common Stock issuable upon the conversion of the Company Convertible Notes.

                       (vii) Company Convertible Notes. The "COMPANY CONVERTIBLE NOTES" shall mean the $616,809 aggregate principal amount of convertible notes issued to the former stockholders and related parties of Winsales Inc. in connection with the Company's acquisition thereof.

                      (viii) Fully Diluted Common Number. The "FULLY DILUTED COMMON NUMBER" shall mean, without duplication, the sum of the Aggregate Common Number, the Aggregate Preferred Number (if the Merger Consideration is Parent Common Stock) the Aggregate Vested Option Number and the Aggregate Convertible Note Number.

                        (ix) Escrow Amount. The "ESCROW AMOUNT" shall mean (i) one hundred ninety two thousand nine hundred and eighty three (192,983) shares of Parent Common Stock or (ii) if the Merger cannot be accounted for as a pooling of interests, cash in an amount equal to 10% of the sum of $110,000,000 plus the Aggregate Vested Option Proceeds plus the Aggregate Stockholder Note Proceeds; such amount is to be deducted from the Merger Consideration otherwise payable at the Closing to the holders of Company Common Stock and Vested Company Options (if the Merger Consideration is cash) and placed in escrow in accordance with the provisions of Section 1.8 and
Article VII of this Agreement.

                         (x)      Per Share Common Exchange Ratio.  The "PER
SHARE COMMON EXCHANGE RATIO" shall apply if the Merger Consideration is Parent Common Stock and shall be an amount equal to the quotient obtained by dividing
(x) an amount equal to the Merger Consideration (as adjusted to the Closing pursuant to Section 1.13) by (y) an amount equal to the Fully Diluted Common

Number, subject to the deposit of the Escrow Amount in the Escrow Fund. By way of example only, at the time of execution of this Agreement the Fully Diluted Common Number is represented by the Company to be 11,877,763 shares; accordingly, assuming Merger Consideration of one million nine hundred and twenty nine thousand eight hundred and twenty five (1,929,825) shares of Parent Common Stock, the Per Share Common Exchange Ratio would be (1,929,825) / (11,877,763) or 0.16247 shares of Parent Common Stock per share of Company Common Stock.

                        (xi) Per Share Common Cash Amount. The "PER SHARE COMMON CASH AMOUNT" shall apply if the Merger Consideration is cash and shall be equal to the quotient obtained by dividing (x) an amount equal to $110,000,000 plus the Aggregate Vested Option Proceeds plus Aggregate Stockholder Note Proceeds (as adjusted to Closing pursuant to Section 1.13) less the Aggregate Preferred Stock Liquidity Preference, by (y) the Fully Diluted Common Number, subject to the deposit of the Escrow Amount in the Escrow Fund. By way of example only, at the time of execution of this Agreement the Fully Diluted Common Number is represented by the Company to be 11,477,763 shares; accordingly, assuming Merger Consideration of $110,000,000, Aggregate Vested Option Proceeds of $3,494,086, Aggregate Stockholder Note Proceeds of $1,584,794 and an Aggregate Preferred Stock Liquidity Preference of $4,000,000, the Per Share Common Cash Amount would be ($110,000,000 + $3,494,086 + $1,584,794 - $4,000,000) / (11,477,763) or $9.678 per share of
Company Common Stock.

                       (xii) Per Share Preferred Stock Liquidity Preference. The "PER SHARE PREFERRED STOCK LIQUIDITY PREFERENCE" shall apply if the Merger Consideration is cash and shall mean $4,000 per share of Company Preferred Stock outstanding immediately prior to the Effective Time.

                      (xiii) Aggregate Preferred Stock Liquidity Preference. The "AGGREGATE PREFERRED STOCK LIQUIDITY PREFERENCE" shall mean the product of (x) the Per Share Preferred Stock Liquidity Preference and (y) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

                 (b) Conversion of Company Capital Stock; Treatment of Company Convertible Notes. Subject to the escrow provisions hereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined and to the extent provided in Section 1.7(a)) will at the Effective Time be canceled and extinguished and converted automatically into the right to receive the following consideration:

                         (i)      Each share of Company Common Stock issued and
outstanding immediately prior to the Effective Time shall be entitled to receive promptly following the Closing (x) if the Merger Consideration is Parent Common Stock, an amount of Parent Common Stock equal to the Per Share Common Exchange Ratio or (y) if the Merger Consideration is cash, an amount equal to the Per Share Common Cash Amount; and

                        (ii) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive promptly following the Closing (i) if the Merger Consideration is cash, $4,000 cash or (ii) if the Merger Consideration is Parent Common Stock, an amount of shares of Parent Common Stock equal to the product of (x) the Per Share Common Exchange Ratio and (y) the aggregate number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock immediately prior to the Effective Time (the "PER SHARE PREFERRED EXCHANGE RATIO").

                 From the Merger Consideration payable to the holders of Company Common Stock and Company Vested Options (if the Merger Consideration is cash) immediately prior to the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount pursuant to Section 1.8. Each holder of Company Common Stock and, if the Merger Consideration is cash, Company Vested Options as of immediately prior to the Effective Time shall be entitled to receive such Company Stockholder's Proportionate Escrow Interest of any amounts distributable to such Company Stockholder or holder of Vested Company Options pursuant to Article VII hereof in respect of such escrow amounts.

                 (c)      Stock Options.

                          (i)     Parent Common Stock Merger Consideration.  At
the Effective Time, if the Merger Consideration is Parent Common Stock each outstanding option to purchase shares of Company Common Stock (each a "COMPANY STOCK OPTION") under the Company's 1996 Incentive Program (the "COMPANY STOCK OPTION PLAN") or otherwise, whether or not exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan or other governing instrument immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Per Share Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Per Share Common Exchange Ratio, rounded up to the nearest whole cent.

                        (ii) Cash Merger Consideration-Vested Company Options. If the Merger Consideration is cash, at the Effective Time, each Company Option then vested and exercisable but not yet exercised (a "VESTED COMPANY OPTION") shall be canceled and extinguished and the holder thereof shall be entitled to receive, in respect of each Vested Company Option, a dollar amount equal to the product of (x) the number of shares of Common Stock subject to such Vested Company Option multiplied by (y) the excess, if any, of the Per Share Common Cash Amount over the exercise price per share of such Vested Company Option, subject to the escrow provisions of Article VII hereof. Prior to the Effective Time, the Company shall take all action necessary to effect the transactions contemplated by this Section 1.6(c)(ii) under the terms of the Company Option Plan, all Company Option agreements, and any other plan, agreement or arrangement of the Company. Any amounts payable pursuant to this Section 1.6(c)(ii) shall be subject to withholding of taxes and shall be paid without interest.

                       (iii) Cash Merger Consideration-Unvested Company Options. If the Merger Consideration is cash, at the Effective Time, each outstanding unvested Company Option (a "UNVESTED COMPANY OPTIONS") will be assumed by Parent. Each Unvested Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan or other applicable instrument of grant immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Unvested Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Unvested Company Stock Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio (which would have applied had the Merger Consideration consisted of Parent Common Stock), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Unvested Company Option was exercisable immediately prior to the Effective Time by such Exchange Ratio, rounded up to the nearest whole cent.

                 (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                 (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

                 (f) Escrow. Promptly after the Effective Time, from the Merger Consideration otherwise payable to the holders of Company Common Stock and, if the Merger Consideration is cash, Vested Company Options pursuant to
Section 1.6, Parent shall deposit the Escrow Amount into an escrow account pursuant to Section 1.8 and Article VII. The portion of the Escrow Amount contributed on behalf of each holder of Company Common Stock and, if the Merger Consideration is cash, Vested Company Options shall be nearly as may be practical in proportion to such holder's Proportionate Escrow Interest. The portion of the amounts contributed on behalf of each holder of Company Capital

Stock or Vested Company Option into the Escrow Fund ("PROPORTIONATE ESCROW INTEREST") shall be in proportion to the aggregate Merger Consideration or other funds which such holder would otherwise be entitled to receive under
Section 1.6.

                 (g) Adjustments to Exchange Ratio. The Per Share Common Exchange Ratio and, if the Merger Consideration is Parent Common Stock, the Per Share Preferred Stock Liquidity Preference shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock, Company Common Stock or Company Preferred Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock, Company Common Stock or Company Preferred Stock occurring on or after the date hereof and prior to the Effective Time.

                 (h) Parent Common Stock Merger Consideration--Preferred Stock Underwater. Notwithstanding any other provision of this Agreement, if (x) the Merger Consideration is Parent Common Stock and (y) the value of Parent Common Stock payable per each share of Company Preferred Stock pursuant to 1.6(b) is less than $4,000:

                 (1) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive such number of shares of Parent Common Stock as shall have a value of $4,000;

                  (2) the aggregate number of shares of Parent Common Stock payable as Merger Consideration to the holders of Company Common Stock shall be reduced by the aggregate number of shares paid to the holders of Preferred Stock outstanding immediately prior to the Effective Time.

                 (3) the Fully Diluted Common Number used for purposes of determining the Per Share Common Exchange Ratio shall be determined without regard to the Aggregate Preferred Number.

         1.7     Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Delaware Law (or other applicable law) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law or other law, as the case may be.

                 (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                 (c) The Company shall give Parent and the Company Stockholders' Agent (as defined in Article VII) (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares (which payment or payments, after the Effective Time, shall not be made by Parent without the consent of the Company Stockholders' Agent, which consent may not be unreasonably withheld), the holder of such Dissenting Shares shall not be entitled to receive the applicable number of shares of Parent Common Stock pursuant to Section 1.6.

         1.8     Surrender of Certificates; Payment of Merger Consideration.

                 (a) Parent to Provide Merger Consideration; Escrow Funding. Promptly after the Effective Time, Parent shall make available for exchange in accordance with this Article I, the Parent Common Stock or cash, as applicable, deliverable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that Parent shall deposit into the Escrow Fund (as defined in Section 7.2), pursuant to Article VII, the Escrow Amount as contemplated in Section 1.6(f). The portion of the amounts contributed on behalf of each holder of Company Capital Stock into the Escrow Fund shall be equal to such holder's Proportionate Escrow Interest.

                 (b) Exchange Procedures. Upon surrender to Parent or an agent appointed by it of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "CERTIFICATES") duly endorsed in blank, or documentation representing Vested Company Options the holder of record of such Certificate or such documentation shall be entitled to receive in exchange therefor the applicable portion of the Merger Consideration pursuant to Section 1.6 (subject to the escrow provisions of Section 1.6(f) and Article VII) and the Certificate or documentation, as the case may be, so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate or Vested Company Option documentation that, prior to the Effective Time, represented shares of Company Capital Stock or Vested Company, as the case may be, will be deemed from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 (subject to the escrow provisions of Section 1.6(f) and Article VII).

                 (c) Transfers of Ownership. If any payment or delivery is to be made to a person other than the holder in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the Certificate so surrendered will be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (d) Payments With Respect to Unexchanged Shares. No interest on any shares of Parent Common Stock payable at or after the Effective Time shall be paid.

         1.9 No Further Ownership Rights in Company Capital Stock. The portion of the Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and the applicable portion of the Merger Consideration shall be delivered to the person entitled thereto (subject to the escrow provisions of Article VII).

         1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent shall make payment in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to
Section 1.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an agreement (in form and substance satisfactory to it) to indemnify Parent against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax and Accounting Treatment. If the Merger is capable of being accounting for as a pooling of interests the parties intend that the Merger constitute a tax free reorganization within the meaning of Section 368(a) of the Code and each party will use its reasonable best efforts to give effect to such intention.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub or to vest Parent with a 100% ownership interest in the Surviving Corporation or to vest the Company Stockholders with the Parent Common Stock to which they are entitled hereunder and for other actions required under this Agreement, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

         1.13 Merger Consideration Adjustment. The Merger Consideration will be subject to adjustment as follows:

                 (a)      Tangible Net Asset Value Adjustment.

                         (i)      Adjustment.  In the event that the Company's
Tangible Net Asset Value (defined below) as of December 31, 1997 as reflected in the audited consolidated balance sheet for such period (the "DECEMBER 31, 1997 BALANCE SHEET") is below $3,415,000 (excluding any liabilities for Third Party Expenses for which an adjustment is made on the Closing Date pursuant to Section 1.13(b)), then the Merger Consideration shall be reduced to the extent of such deficiency. On the Closing Date, Company shall deliver to Parent and the Company Stockholders' Agent a calculation of Tangible Net Asset Value (the "TANGIBLE NET ASSET VALUE CALCULATION") in reasonable detail and certified as to its accuracy by the Company's chief financial officer (prior to the Merger).

                        (ii) Definition of Tangible Net Asset Value. "TANGIBLE NET ASSET VALUE" shall mean the aggregate of all tangible assets of the Company, determined in accordance with generally accepted accounting principles ("GAAP") including cash and cash equivalents, net accounts and notes receivable (less (without duplication) allowances for doubtful accounts), any amounts receivable in respect of an anticipated tax credit or refund, net value of inventory (adjusted for all applicable write-downs and write-offs) (but excluding Aggregate Stockholder Note Proceeds), prepaid expenses and other current assets, property and equipment, (net of allowances for accumulated depreciation and amortization) and other assets, less all liabilities of any kind, including, but not limited to, accounts payable, royalties payable, warranty and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities to the extent that such liabilities shall be required to be reflected in accordance with GAAP. Notwithstanding the foregoing, "Tangible Net Asset Value" shall be calculated without taking into account deferred revenue but shall include deferred tax assets and liabilities.

                       (iii) Disputes. At any time within 60 days following the delivery of the Tangible Net Asset Value Calculation to Parent and the Company Stockholders' Agent (the "REVIEW PERIOD"), Parent or the Company Stockholders' Agent may dispute any amounts reflected or not reflected on the December 31, 1997 Balance Sheet to the extent the net effect of all such disputed amounts in the aggregate would affect the Tangible Net Asset Value Calculation, but only on the basis that such amounts were not arrived at in accordance with Section 1.13(a); each of Parent and the Company Stockholders' Agent will notify the other in writing of each such disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Review Period. If Parent and the Company Stockholders' Agent are able to resolve all the disputed items, then the Tangible Net Asset Value Calculation agreed upon by Parent and the Company Stockholders' Agent will be final, binding and conclusive on the parties hereto. If Parent and the Company Stockholders' Agent are unable to resolve any disputed item and are therefore unable to agree as to the Tangible Net Asset Value Calculation within 20 days following the expiration of the Review Period, then within 10 days thereafter either Parent or the Company Stockholders' Agent may elect that the items remaining in dispute be submitted for resolution to a nationally recognized accounting firm (the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of Parent and the Company Stockholders' Agent (or failing such agreement between Parent and the Company Stockholders' Agent, as selected by mutual agreement between Parent's independent accountants and the Company's independent accountants (prior to the Merger), or failing such, appointed by the American Arbitration Association) (the "ACCOUNTANTS"). The Accountants will, within 30 days after submission, determine, based solely on presentations by Parent and the Company Stockholders' Agent (and their representatives) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the Tangible Net Asset Value Calculation in accordance with the provisions hereof, and such report will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be paid out of the Escrow Fund established under Article VII if the Tangible Net Asset Value Calculation finally determined pursuant to this Section 1.13(a)(iii) shall be more than $50,000 below the Tangible Net Asset Value Calculation certified by the Company's Chief Financial Officer pursuant to Section 1.13(a)(i) hereof, or
(b) will be borne by Parent if the Tangible Net Asset Value Calculation finally determined pursuant to this Section 1.13(a)(iii) is less than $50,000 below the Tangible Net Asset Value Calculation submitted pursuant to Section 1.13(a) hereof. Parent and the Company hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all disputes regarding the Tangible Net Asset Value Calculation.

                 (b) Expense Adjustment. In accordance with Section 5.5 of this Agreement, in the event that the Third Party Expenses (as defined in Section 5.5 hereof) incurred by the Company exceeds the sum of $2,000,000, then
(i) to the extent any such excess is known as of the Closing Date the Merger Consideration payable pursuant to Section 1.6 shall be reduced by the amount of such excess, and (ii) to the extent any such excess is not known as of the Closing Date the excess shall when known be paid to Parent out of the Escrow Fund described in Article VII. If the Merger Consideration is Parent Common Stock any reduction in the number of shares of Parent Common Stock included in the Merger Consideration pursuant to 1.13, shall be determined based on the closing price of Parent Common Stock on the Nasdaq or, if the Parent Common Stock is not then listed on the Nasdaq, the principal securities market on which the Parent Common Stock is traded, as reported in the Wall Street Journal or similar national financial publication on the most recent day preceding the Closing Date Closing Date or if such day is not a trading day, then on the second most recent trading day preceding the Closing Date (the "PARENT COMMON STOCK VALUE").



                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND FOUNDER

         The Company represents and warrants to Parent and Merger Sub as of the date hereof and each of the Company and Founder represents and warrants to Parent and Merger Sub as of the Closing Date subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Company to Parent (the "COMPANY SCHEDULES") and dated as of the date hereof, as follows:

         2.1 Organization of the Company. The Company and each of its subsidiaries (as set forth on Schedule 2.3 of the Company Schedules) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Company (as defined in Section 9.2(b)) or a material adverse effect on the ability of Company to consummate the transactions contemplated hereby. The Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other constitutive documents of itself and its subsidiaries, each as amended to date, to Parent. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or other constitutive documents. For purposes of this Agreement, unless otherwise specified or the context otherwise requires, all references herein to the Company shall constitute a collective reference to the Company and its subsidiaries.

         2.2     Company Capital Structure.

                 (a) The authorized capital stock of the Company consists of 51,000,000 shares, 50,000,000 shares of which are designated as Common Stock and 1,000,000 shares of which are designated as Preferred Stock. The Company Capital Stock is held by the persons and in the amounts set forth on Schedule 2.2(a). The Company has no more than thirty-five (35) shareholders of Company Common Stock who are not Accredited Investors. All outstanding shares of the Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                 (b) The Company has reserved 2,500,000 shares of Company Common Stock for issuance to employees and consultants under the Company Stock Option Plan, of which 1,899,576 shares are subject to outstanding unexercised options and 600,424 shares remain available for future grant. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option. Except for the Company Options described in Schedule 2.2(b) above, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such rights will be discharged to the Effective Time. Upon the Effective Time without any further action necessary, all Company Options that shall not have been exercised or assumed pursuant to Section 1.6(b) at or prior to the Effective Time shall be canceled such that there shall be no outstanding Company Options after the Effective Time. As a result of the Merger and assuming that Parent owns all the shares of Merger Sub capital stock, Parent will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company and no other person or entity will be a record or beneficial owner of any capital stock of the Company or rights to acquire capital stock of the Company.

         2.3 Subsidiaries. The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens, charges, claims, security interests or other encumbrances of any sort ("LIENS") or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth on Schedule 2.3 of the Company Schedule, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         2.4     Authority.   The Company has all requisite corporate power and
authority to enter into this Agreement and to consummate the transactions
contemplated hereby.   The execution and delivery of this Agreement and the
consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's Stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock voting as a single class is necessary and sufficient for the Company Stockholders to approve and adopt this Agreement and the Merger. The Company's Board of Directors has unanimously approved the Merger and this Agreement.
Each of this Agreement and each other document executed by the Company in connection with this Agreement and the Merger has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Each of the Voting Agreements and each other document executed by any Company Stockholder in connection with this Agreement and the Merger and each of the Affiliate Agreements and each other document executed by any Company Affiliate in connection with this Agreement and the Merger, has been duly executed and delivered by each Company Stockholder or Company Affiliate, as the case may be, that is a party thereto and constitutes valid and binding obligations of each such Company Stockholder or Company Affiliate, as the case may be, enforceable in accordance with their terms except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, and except as would not have a material adverse effect, the execution and delivery by the Company of each of this Agreement and each other document executed by the Company in connection with this Agreement and the Merger does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or

Bylaws or any other constitutive documents of the Company or any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4 or which if not obtained or made would not be material to the Company or have a material adverse effect on the ability of the Company to consummate the Merger.

         2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's unaudited balance sheets as of March 31, 1997 and as of December 31, 1997 and, in each case, the related unaudited statements of income for the twelve-month periods then ended (collectively, the "COMPANY FINANCIALS"). Except as described in Schedule 2.5 of the Company Disclosure Schedules, the Company Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other and fairly present in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate except that (i) the absence of footnotes that may be required by GAAP and (ii) the Company Financials include only a balance sheet and income statement and do not include any other financial statements that may be required by GAAP.

         2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $15,000 individually or $75,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) other than liabilities or obligations reflected or reserved against in the Company's unaudited balance sheet as of December 31, 1997(the "CURRENT UNAUDITED BALANCE SHEET"), current liabilities incurred in the ordinary course of business since December 31, 1997 and Taxes incurred since December 31, 1997.

         2.7 No Changes. Except as set forth in Schedule 2.7, since September 30, 1997, there has not been, occurred or arisen any:

                 (a) transaction by the Company except in the ordinary course of business as conducted on that date;

                 (b) capital expenditure or commitment by the Company, in excess of $15,000 individually or $50,000 in the aggregate;

                 (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

                 (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                 (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                 (f)      revaluation by the Company of any of its assets;

                 (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

                 (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement other than normal course of business salary increases in connection with ongoing yearly reviews or promotions (none of which exceeds 10% of the previous year's salary);

                 (i) acquisition, sale or transfer of any asset of the Company, except in the ordinary course of business as conducted on that date;

                 (j) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

                 (k) loan by the Company to any person or entity (other than (i) loans to all employees aggregating to no more than $5,000 and (ii) expense advances to employees, all of which are immaterial in any amount and are issued in the normal course of business), incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                 (l) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company in excess of $15,000;


                 (m) the commencement or notice or, to the best knowledge of the Company, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

                 (n) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

                 (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                 (p) change in pricing or royalties set or charged by the Company;

                 (q) any event or condition of any character that has an adverse impact on the ability of the Company to engage in a pooling transaction or has or to Company's knowledge could be reasonably expected to have a Material Adverse Effect on the Company; or

                 (r) agreement, oral or written, by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.8     Tax and Other Returns and Reports.

                 (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b)      Tax Returns and Audits.  Except as set forth in
Schedule 2.8:

                         (i)      The Company as of the Effective Time will
have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects.

                        (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld other than any Taxes to be paid by such employees as a result of the receipt of Parent Common Stock pursuant to Section 1.6.

                       (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                         (v)      The Company does not have any liabilities for
unpaid Taxes which have not been accrued or reserved against on the Current Unaudited Balance Sheet, whether asserted or unasserted, contingent or otherwise, the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations and the Company has not incurred any liability for Taxes since the date of the Current Unaudited Balance Sheet other than in the ordinary course of business.

                        (vi) The Company has provided to Parent or its legal counsel true and correct copies of all federal and state income and all state sales and use Tax Returns filed for fiscal years 1994, 1995, and 1996.

                       (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes.

                      (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                        (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                         (x)      As of the Effective Time, there will not be
any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                        (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                       (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                      (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                       (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records in all material respects.

         2.9     Restrictions on Business Activities.  Except as set forth in
Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as presently conducted or proposed to be conducted by the Company.

         2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                 (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past three (3) years, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. Except as set forth in
Schedule 2.10(a), all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company or to the knowledge of the Company or Founder, any other party to such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) under such leases that would result in any monetary damage to the Company or materially interfere with the present use of the property subject to such lease.

                 (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable or due or payable but not delinquent and which are being contested in good faith by appropriate proceedings and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. The provisions of this Section 2.10(b) shall not apply to Intellectual Property.

                 (c) Except as described in Schedule 2.10(c), the equipment (the "EQUIPMENT") owned or leased by the Company is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

         2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

                     "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

                          "COMPANY INTELLECTUAL PROPERTY" shall mean any
Intellectual Property that is owned by or exclusively licensed to the Company.

                          "REGISTERED INTELLECTUAL PROPERTY" shall mean all
United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                 (a) Schedule 2.11(a) of the Company Schedules lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property Rights.

                 (b) Except as set forth on Schedule 2.11(b), each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Schedule 2.11(a) of the Company Schedules, is free and clear of any Liens. The Company (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that the Company produces or other works of authorship that the Company otherwise purports to own.

                 (c) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

                 (d) Except as set forth in Schedule 2.11(d) of the Company Schedules, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person, except for end user license agreements with respect to object code granted to customers in the ordinary course of business.

                 (e) Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

                 (f) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Schedule 2.11(f) of the Company Schedules include all contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

                 (g) Schedule 2.11(g) of the Company Schedules lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

                 (h) To the knowledge of the Company, the operation of the business of the Company as it currently is conducted or is reasonably contemplated by the Company to be conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and except as set forth in the Company Schedules the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

                 (i) Each item of Company Registered Intellectual Property is valid and subsisting to the knowledge of the Company and Founder, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.
Schedule 2.11(i) of the Company Schedules lists all actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including reasonable rights to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

                 (j) Except as set forth on Schedule 2.11(j), there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

                 (k) To the knowledge of the Company and Founder, no person is infringing or misappropriating any Company Intellectual Property.

                 (l) The Company has taken reasonable steps necessary to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, except as set forth in Schedule 2.11(l), the Company has, and enforces, a policy requiring each employee, consultant and contractor other than ministerial employees to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all material current and former employees, consultants and contractors of the Company since January 1, 1996 have executed such an agreement.

                 (m) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of Company Intellectual Property.

                 (n) No (i) product, technology, service or publication of the Company (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

                 (o) All of the Company's products (including products currently under development) will record, store, process, calculate and present calender dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). All of the Company's products (i) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and (ii) will be interoperable with other products used or developed by Parent that may interact with the Company's products. All of the Company's internal computer and technology products and systems are Year 2000 Compliant

         2.12    Agreements, Contracts and Commitments.  Except as set forth on
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                                  (i)      any collective bargaining
agreements,

                                  (ii)     any agreements or arrangements that
contain any severance pay or post-employment liabilities or obligations,

                                  (iii)    any bonus, deferred compensation,
pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                                  (iv)     any employment or consulting
agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

                                  (v)      any agreement or plan, including,
without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                                  (vi)     any fidelity or surety bond or
completion bond,

                                  (vii)    any lease of personal property
having a value individually in excess of $25,000,

                                  (viii)   any agreement of indemnification or
guaranty,

                                  (ix)     any agreement, contract or
commitment relating to capital expenditures and involving future payments in excess of $25,000,

                                  (x)      any agreement, contract or
commitment relating to the disposition
or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                                  (xi)     any mortgages, indentures, loans or
credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

                                  (xii)    any purchase order or contract for
the purchase of raw materials involving $25,000 or more other than purchases in the ordinary course of business,

                                  (xiii)   any construction contracts,

                                  (xiv)    any distribution, joint marketing or
development agreement, or

                                  (xv)     any other agreement, contract or
commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

         Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 2.12(b), the Company has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound and which are required to be set forth in Schedule 2.12(a) (any such agreement, contract or commitment, a "CONTRACT"). Each agreement, contract or commitment set forth in any of the Company Schedules is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company or Founder has knowledge by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract (other than the agreement identified on Schedule 2.4(3)) as are required in connection with the Merger except those that, if not obtained after best efforts, would not individually or in the aggregate be material to the Company or have a material adverse effect on the ability of the Company to consummate the Merger.

         2.13    Interested Party Transactions.  Except as set forth on
Schedule 2.13, no officer, director or to the knowledge of the Company and Founder, shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) a direct interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) a direct interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this section 2.13. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

         2.14 Governmental Authorization. Schedule 2.14 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

         2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Company and Founder, threatened against the Company, its properties or any of its officers or directors in their capacity as such, nor, to the knowledge of the Company or Founder, is there any basis therefor. Except as set forth in
Schedule 2.15, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor, to the knowledge of the Company or Founder, is there any basis therefor) by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

         2.16    Accounts Receivable.

                 (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Current Unaudited Balance Sheet ("ACCOUNTS RECEIVABLE") along with a range of days elapsed since invoice.

                 (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and represent valid obligations arising from sales actually made or services performed or to be performed in the ordinary course of business. Except as set forth in the Company Schedules, no person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

         2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof).

         2.18    Environmental Matters.

                 (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Company, or, to the Company's and Founder's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                 (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                 (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                 (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's and Founder's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or impose upon the Company any material environmental liability.

                 (e) Capital Expenditures. The Company is not aware of any capital expenditures which are required in order for it to comply with Environmental Laws.

         2.19    Brokers' and Finders' Fees.  Except as set forth on Schedule
2.19 of the Company Schedules, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.20    Employee Benefit Plans.

                 (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                          (i)     "AFFILIATE" shall mean any other person or
entity under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

                          (ii)    "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                          (iii)   "COMPANY EMPLOYEE PLAN" shall refer to any
plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                          (iv)    "EMPLOYEE" shall mean any current, former, or
retired employee, officer, or director of the Company or any Affiliate;

                          (v)     "EMPLOYEE AGREEMENT" shall refer to each
management, employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

                          (vi)    "IRS" shall mean the Internal Revenue
Service;

                          (vii)   "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                          (viii)  "PENSION PLAN" shall refer to each Company
Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                 (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                 (c) Documents. The Company has provided to Parent where available or applicable (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; and (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

                 (d)      Employee Plan Compliance.  Except as set forth on
Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company and Founder, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) except as described in Schedule 2.20(d), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

                 (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                 (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

                 (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                 (h)      Effect of Transaction.

                          (i)     Except as provided in Section 1.6 of this
Agreement or as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                          (ii)    No payment or benefit which will or may be
made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                 (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees (other than amounts which may be required to be withheld as a result of an Employee's receipt of Merger Consideration); (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

                 (j) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company and Founder, threatened. Except as set forth in Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company and Founder, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                 (k) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

         2.21 Compliance with Laws. The Company has complied with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign.

         2.22 Warranties; Indemnities. Schedule 2.22 indicates all warranty and indemnity claims in excess of $5,000 made against the Company within the past two (2) years and individual warranty and indemnity claims in excess of $20,000 made against the Company within the past three (3) years.

         2.23 Software Development Agreements. Except as set forth in the Company Schedules, the Company has not violated, is not in violation of, nor would the entry into this Agreement or consummation of the Merger cause any violation of, any terms or provisions of any agreement under which the Company has or had an obligation to develop, supply or distribute software to or for any third party, excluding end- user licenses for object code executed in the ordinary course of business, nor is the Company nor would the Company be, under any circumstances, under any obligation to deliver source code to any third party, except delivery of source code to a third party exclusively for the internal use of such third party to support, maintain and develop its software products, which products are (i) used only for programming of such third party's hardware products and (ii) distributed only to such third party's customers only in object code format. In any such case after delivery of such source code the Company does not have nor would it have under any circumstances, any other obligation of any nature to any such third party, including without limitation any support or similar obligation.

         2.24 Insurance. Section 2.24 of the Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

                 (a)      the name, address, and telephone number of the agent;

                 (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (c)      the policy number and the period of coverage;

                 (d) the scope (including an indication of whether the coverage was on claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to each insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor, to the knowledge of the Company or Founder, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the knowledge of Company or Founder, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 2.24(e) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

         2.25 Bank Accounts. Section 2.25 of the Schedule contains a true, correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Company has an account or safe deposit box and the names of all persons authorized by the Company to draw thereon or have access thereto.

         2.26 Materiality. The matters and items excluded from the representations and warranties set forth in this Article by operations of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and could not reasonably be expected to have a Material Adverse Effect on the Company.

         2.27 Solvency. As of the execution and delivery of this Agreement, the Company is, and, as of the Closing Date, will be solvent.

         2.28 Predecessor Status. Set forth in Section 2.28 of the Disclosure Schedule is a listing of all predecessor companies of the Company and the names of any entities from which, since December 31, 1991, the Company previously acquired material properties or assets. The Company has never been a subsidiary or division of another entity, nor part of an acquisition that was later rescinded.

         2.29 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents delivered to Company Stockholders in connection with soliciting their consent to this Agreement and the Merger other than information provided by Parent or Merger Sub, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Founder hereby represents and warrants to Buyer as follows in Sections 2.30 through 2.33 inclusive:

         2.30    Founder Shares.

                 (a) Founder owns of record and beneficially all shares of Company Common Stock set forth opposite his name under Section 2.2 of the Company Schedule; and

                 (b) Except as set forth on Schedule 2.30, Founder has, and immediately prior the Closing will have, good and valid title to such shares of Company Common Stock free and clear of all liens, claims, security interests, charges, options, or other encumbrances of any kind.

         2.31 Founder Authority. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of the Company, Founder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each of this Agreement and the Voting Agreement, Proxy, and Affiliate Agreement executed by (the "FOUNDER AGREEMENTS") has been duly executed and delivered by Founder and constitutes the valid and binding obligation of Founder. Subject only to the approval of the Merger and this Agreement by the shareholders of the Company, the execution and delivery of the Founder Agreements by Founder does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (any such event, a "Founder Conflict") any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Founder or his properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Founder (so as not to trigger any Founder Conflict), is required by or with respect to Founder in connection with the execution and delivery of the Founder Agreements or the consummation of the transactions contemplated hereby and thereby.

         2.32 Founder Claims. Founder will not have, immediately prior to the Closing, any actual or potential claims of any kind against the Company.

         2.33 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Founder is a party or otherwise binding upon Founder which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, Founder has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its current, planned or proposed products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.2(b)) on Parent or a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

         3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict (as defined in Section 2.4) under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 2.4) or any third party (so as not to trigger any Conflict), is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

         3.3 SEC Filings; Material Adverse Effect. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1996, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the Parent SEC Reports filed by Parent and publicly available prior to the date of this Agreement, there has not been any Material Adverse Effect with respect to Parent.

         3.4 Parent Financial Statements. Each of the audited consolidated financial statements of Parent (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-K for the year ended December 31, 1997 is accurate and complete and fairly presents, in conformity with GAAP applied on a consistent basis through the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the consolidated financial position of Parent and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

         3.5 Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or other statutory right of stockholders and will be issued in compliance with applicable United States Federal and state securities laws.

         3.6 Merger. Each of Parent and Merger Sub acknowledges and agrees that it has not relied on, or been induced to enter into this Agreement on account of, any representation or warranty of any kind, whether oral or written, express or implied, except for such representations and warranties of Company and Founder as are set forth in this Agreement. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Company or Founder, neither Company nor Founder makes any representation or warranty to the other parties hereto with respect to any projections, estimates or budgets heretofore delivered to or made available to Parent or Merger Sub of future revenues, expenses or expenditures or future results of operations of Company.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1     Conduct of Business of the Company.  Except as set forth on
Schedule 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, each of the Company and its subsidiaries agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's and its subsidiaries' present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's and its subsidiaries' goodwill and ongoing businesses at the Effective Time; it being understood that Parent and the Company shall keep each other informed of developments to, and relating actions to be taken in connection with the matters described in Schedule 2.4 hereto. The Company shall promptly notify Parent of (i) any event or occurrence or emergency not in the ordinary course of business of the Company or any of its subsidiaries, (ii) any material event involving the Company or any of its subsidiaries, and (iii) any exercise of any of the Company Options. Except as expressly contemplated by this Agreement, each of the Company and its subsidiaries shall not, without the prior written consent of Parent:

                 (a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.7 hereof;

                 (b) Transfer to any person or entity any rights to the Company's Intellectual Property (other than pursuant to object code end user licenses in the ordinary course of business);

                 (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

                 (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company schedules;

                 (e)      Commence any litigation;

                 (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

                 (g) Except for the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Options or Company Preferred Stock, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                 (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                 (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

                 (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

                 (k) Incur any indebtedness for borrowed money (except for draws under its revolving credit facility in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                 (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

                 (m) Except in effect on the date hereof and as set forth in Schedule 4.1(m) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                 (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business except in connection with the Company's audit in conformity with GAAP;

                 (o) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $20,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

                 (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                 (q) Enter into any strategic alliance or joint marketing arrangement or agreement;

                 (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         4.2 No Solicitation. Until the Effective Time of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor Founder will nor will they permit any of the Company's officers, directors, shareholders, agents, representatives or affiliates (any of the foregoing, a "Company Representative") to directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than Parent and its designees. The taking of any action described in clauses (a) through (d) above by any Company Representative shall be deemed a material breach by the Company of this Agreement. The Company (including Founder) shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if either the Company or Founder receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company or Founder, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request provided such disclosure does not materially breach the terms of a nondisclosure agreement in existence prior to the date hereof.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1     Information Statement; Other Filings; Board Recommendations.

                 (a) As promptly as practicable after the execution of this Agreement, the Company will prepare an information statement (the "INFORMATION STATEMENT") to be used in obtaining the approval of the Company's Stockholders with respect to the Merger and the transactions contemplated by this Agreement. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement.

                 (b) The Information Statement will be subject to Parent review and comment and shall include information regarding the Company, a description of this Agreement and the Merger; any dissenter rights granted under Delaware Law; such certifications as Parent may reasonably request to be executed by Non-Accredited Investors; a Company stockholder proposal, together with related disclosure, in form and substance reasonably acceptable to Parent to ensure that no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any employee will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code; and the unanimous recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger and the approval and adoption of the foregoing
Section 280G stockholder proposal.

         5.2 Meeting of Company Stockholders. As soon as practicable after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the shareholders' meeting of the Company, to be held as promptly as practicable (to the extent permissible under Delaware Law) for the purpose of voting upon this Agreement and the Merger. Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders
required by Delaware Law to obtain such approvals.   The record date for such
meeting shall be the date of this Agreement.

         5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Parent shall provide the Company, Founder and members of Company's senior management reasonable access to representatives of Parent for the purposes of satisfying reasonable due diligence inquiries consistent with Parent's status as a public company.

         5.4     Confidentiality.   On January 30, 1998, the Company and Parent
entered into a nondisclosure agreement which agreement is in effect and will continue to be in effect according to its terms.

         5.5 Expenses. If the Merger is consummated, all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES"), shall be the obligation of the Surviving Corporation, provided, that, to the extent the aggregate Third Party Expenses of the Company exceed $2,000,000, an adjustment shall be made to the Merger Consideration pursuant to Section 1.13(b). If the Merger is not consummated, the Company shall bear all Third Party Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Each other party (including without limitation shareholders of the Company) shall bear all its own Third Party Expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         5.6 Public Disclosure. Except as required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld. Parent shall consult in good faith with the Company with regard to the content of such disclosures other than a general description of the Parties and the material terms of this Agreement and related instruments.

         5.7 Consents. The Company shall use its reasonable best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents and approvals are set forth in Schedule 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

         5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         5.11    Stock Options.

                 (a) The Company shall assume the Company Stock Options in accordance with Section 1.6(c)(i) (if the Merger Consideration is Parent Common Stock) or assume the Company's Unvested Options in accordance with Section 1.6(c)(iii) (if the Merger Consideration is cash). It is intended that each Company Stock Option assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Option qualified as incentive stock option immediately prior to the Effective Time and the provisions of this Section 5.11 shall be applied consistent with such intent.

                 (b) Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 5.11 and under Section 1.6(c) hereof.

         5.12 Form S-8 and Listing of Additional Shares on Nasdaq. Within five days after the Effective Time, Parent agrees (i) to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding, and (ii) if the Merger Consideration is Parent Common Stock, list such Parent Common Stock on the Nasdaq National Market.

         5.13 Voting Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement from the Company Stockholders executed Voting Agreements in substantially the form attached hereto as Exhibit A which will be in full force and effect as of the Effective Time.

         5.14    Company Stockholder List; Investor Letter.   The Company
Capital Stock is held by the persons and in the amounts set forth on Schedule
2.2(a) of the Company Schedules.   Schedule 2.2(a) identifies those persons who
are Accredited Investors. The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and investigating the status of any particular shareholder as an Accredited Investor. If the Merger Consideration is Parent Stock, the Company will use its best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each Accredited Investor, an executed Investor Letter in substantially the form attached hereto as Exhibit B. Each of which will be in full force and effect as of the Effective Time.

         5.15 Company Affiliate Agreement. Set forth on Schedule 5.15 of the Company Schedules is a list of those persons who are Company Affiliates. If the Merger Consideration consists of Parent Common Stock, the Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will deliver or cause to be delivered to Parent, on the date hereof, from each Company Affiliate an executed Company Affiliate Agreement in substantially the form attached hereto as Exhibit D (if the Merger Consideration consists of Parent Common Stock) and on the Closing Date an executed General Release in substantially the form attached hereto as Exhibit E. Each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement and the Company Affiliate Agreements, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreements.

         5.16 Regulatory Filings. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

         5.17 Pooling Accounting. Provided the Merger Consideration is Parent Common Stock, the Company and Founder shall each use its reasonable best efforts to cause the Merger to be accounted for as a pooling of interests.
Each of Parent and Founder shall use its best efforts to cause the Company's employees, directors, shareholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the Merger as a pooling of interests. The Company shall not take, and Founder shall not permit the Company to take, any action within such person's power, including the acceleration of vesting of any restricted stock, options, warrants or other rights to acquire share of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

         5.18 Payment of Certain Company and Subsidiary Obligations. Concurrent with the Closing, Parent shall or shall cause the Company to pay all outstanding obligations under (a) the Company's

Credit Facility dated August 27, 1997 (the "CREDIT FACILITY") between Company and Chase Manhattan Bank, (b) the Note dated December 8, 1995 (the "HOURI NOTE") payable to Raphael Houri and (c) the existing Credit Facility (the "NETHERLANDS CREDIT FACILITY"), between Magic Solutions B.V. and Rabo Bank. Promptly after the Effective Time, Parent shall use its reasonable best efforts to cause the release of any guaranty by Igal Lichtman of the Company obligations set forth in the Company Schedules.

         5.19 Distributor Negotiations. Prior to the Effective Time, the parties hereto will cooperate to negotiate in good faith mutually satisfactory distribution and product arrangements with the Company's distributor described in Schedule 7.2(b)

         5.20 Tax Treatment. The parties hereto agree to report the Merger as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code (a "Reorganization"). Following the Merger, Parent and Company shall comply with the record keeping and information filing requirements of Treasury Regulation Section 1.368-3 and shall take no action which would cause the Merger to fail to qualify as a Reorganization.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Corporate Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                 (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                 (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

         6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                 (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except (i) for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and (ii) for breaches of representations and warranties as to matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent. Solely for the purpose of the application of clause (ii) above, all representations and warranties of the Parent set forth in this Agreement that are qualified as to materiality (including without limitation by the word "material" in the phrases "material adverse change" or "material adverse effect") shall be deemed to be not so qualified. Each of Parent and Merger Sub shall have materially performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                 (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of the Parent by one of its executive officers to the effect that, as of the Effective Time:

                          (i)     all representations and warranties made by
the Parent in this Agreement are true and correct in all material respects; and

                          (ii)    all covenants, obligations and conditions of
this Agreement to be performed by the Parent on or before such date have been so performed.

                 (c) No Material Adverse Effect. Provided the Merger Consideration is Parent Common Stock, no Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

                 (d) Registration Rights Agreement. Parent and the Stockholders' Agent shall have entered into the Registration Rights Agreement in form of Exhibit F hereto and such agreement shall be in full force and effect.

                 (e) Legal Opinion. Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent, substantially in the form of Exhibit G hereto.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                 (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time except (i) for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date) and (ii) for breaches of representations and warranties as to matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Solely for the purpose of the application of clause (ii) above, all representations and warranties of the Company set forth in this Agreement that are qualified as to materiality (including without limitation by the word "material" in the phrases "material adverse change" or "material adverse effect") shall be deemed to be not so qualified. The Company shall have materially performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                 (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President to the effect that, as of the Effective Time:

                          (i)     all representations and warranties made by
the Company in this Agreement are true and correct in all material respects;
and

                          (ii)    all covenants, obligations and conditions of
this Agreement to be performed by the Company on or before such date have been so performed.

                 (c) Third Party Consents. Any and all consents, waivers, and approvals required to be listed pursuant to Schedule 2.4 (other than the agreement set forth at Schedule 2.4(3)) shall have been obtained except for consents which if not obtained would not be material to the Company or have a material adverse effect on the ability of the Company, Founder, Parent or Merger Sub to consummate the Merger, provided that the foregoing shall not constitute a waiver of Parent's or Merger Sub's to receive indemnification, as provided herein, for failure to obtain required consents.

                 (d) Option Exercises or Cancellations. All outstanding Company Options shall have been either (i) terminated by exercise or cancellation; or (ii) assumed by Parent on or before the Effective Time such that there shall be no Company Options outstanding after the Effective Time.

                 (e) Legal Opinion. Parent shall have received a legal opinion from Bryan Cave LLP, legal counsel to the Company, substantially in the form of Exhibit H hereto.

                 (f) Non-Competition Agreement. The Non-Competition Agreement executed and delivered by Founder on the date of this Agreement shall be in full force and effect.

                 (g) No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Parent's proposed acquisition of the Company, or limiting or restricting Parent's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

                 (h) No Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

                 (i) Dissenters. The number of Dissenting Shares shall not exceed 1% of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as if converted to Company Common Stock basis) as of the Effective Time. In the event Parent chooses to waive this Section 6.3(i), Parent shall be entitled to recover any sums (in excess of the Merger Consideration otherwise payable on such shares) incurred as a result of the number of Dissenting Shares exceeding 1% of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as if converted to Company Common Stock basis) as of the Effective Time, which sums shall be paid to Parent out of the Escrow Fund described in Article VII.

                 (j) Financial Statements. The Company shall have received from Price Waterhouse LLP audited balance sheet as of December 31, 1997 and the related audited statements of income and cash flow for the twelve months then ended prepared in accordance with GAAP and Regulation S-X of the Securities and Exchange Commission.

                 (k) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Parent, Merger Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, which if determined adversely would in any material respect limit the ability of the parties to consummate the transactions contemplated hereby.

                 (l) Voting Agreements. The Voting Agreements executed and delivered as of the date of this Agreement shall be in full force and effect.

                 (m) Investor Letters. If the Merger Consideration is Parent Common Stock, the Investor Letters executed and delivered as of the date of this Agreement shall be in full force and effect.

                 (n) Affiliate Agreements and General Releases. If the Merger Consideration is Parent Common Stock, the Company Affiliate Agreements executed and delivered as of the date of this Agreement shall be in full force and effect. Irrespective of the form of the Merger Consideration, the General Releases dated as of the Closing Date shall have been executed and delivered.

                 (o) Stockholder Requirements. If the Merger Consideration is Parent Common Stock, the Company shall have no more than thirty-five (35) shareholders of Company Common Stock who are not Accredited Investors or non-residents or citizens of the United States and the Company shall have delivered proof thereof in form and substance reasonably satisfactory to Parent and its counsel.

                 (p) Security Liens and Investments. Subject to Parent's obligations to pay the related secured debt on the Closing Date, Parent shall have received a pay-off letter and a commitment from the applicable lender or creditor to (i) release the security interests under the security interests granted to Chase Manhattan Bank, in connection with the Credit Facility in connection with Houri Note and Rabo Bank in connection with the Netherlands Credit Facility and (ii) deliver and/or release all related UCC-3s and other security arrangements (including all pledges of Company subsidiary stock and Company and subsidiary guarantees). The Company Stockholders' Agent shall use reasonable best efforts to cause such actions to be taken.

                 (q)      Tangible Net Worth Calculation.  As contemplated in
Section 1.13(a), the Company shall have delivered the Tangible Net Asset Value Calculation, together with the specified chief financial officer's certificate with respect thereto.

                                  ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the 12-month anniversary of the Closing.

         7.2     Escrow Arrangements.

                 (a) Escrow Fund. As provided in Section 1.8, at the Effective Time, without any act of any shareholder, the Escrow Amount will be deposited into an escrow account with Greater Bay Trust Company, as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND"). The Escrow Fund is to be governed by the terms set forth herein and maintained at Parent's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each Company Stockholder and, if the Merger Consideration consists of cash, each holder of Vested Stock Options shall correspond to such individual's Proportionate Escrow Interest.

                 (b) The Escrow Fund shall be available to compensate Parent and its affiliates for any claim, loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such claim, loss, expense, liability or other damage (collectively "LOSSES") that Parent or any of its affiliates has incurred or reasonably anticipates incurring (in the case of an extension of the Escrow Period pursuant to Section 7.2(c)) by reason, directly or indirectly, of (i) any adjustments pursuant to Section 1.13 of this Agreement to the extent not satisfied on the Closing Date, (ii) amounts paid in connection with Dissenting Shares to the extent contemplated by Section 6.3(i), (iii) breach by the Company or Founder of any representation, warranty, covenant or agreement of the Company contained herein, (iv) breach by any Company Stockholder of any representation, warranty or covenant contained in such shareholder's Voting Agreement, (v) state taxes in excess of amounts reserved therefor on the December 31, 1997 Balance Sheet, (vi) Distributor Losses (as defined on
Schedule 7.2(b), (vii) up to $200,000 of Identified Litigation Losses (as defined on Schedule 7.2(b)), or (viii) breach by any Company Affiliate of any representation, warranty or covenant contained in such Company Affiliate's Company Affiliate Agreement; provided, however, that claims for Losses incurred as a result of a breach by a Company Stockholder or Company Affiliate of such Stockholder's Voting Agreement or such affiliate's Affiliate Agreement, as the case may be, shall be satisfied out of such Company Stockholder's or such Company Affiliate's Proportionate Escrow Interest until such Proportionate Escrow Interest is exhausted, and then shall be satisfied out of the Escrow Fund in accordance with this Agreement.

         That portion of the Escrow Fund not constituting Parent's Common Stock shall be invested by the Escrow Agent (x) in securities which at the date of such investments are direct obligations of, or obligations fully guaranteed by, the United States or any agency of the United States or bank certificates of deposit of a United States bank which is an affiliate of the Federal Reserve System and has a net worth of at least $100,000,000, in each case with maturities not in excess of 30 days or (y) in such securities as Parent and the Company Stockholders' Agent shall mutually designate in writing delivered to the Escrow Agent. Any interest received with respect to such investments of the Escrow Fund shall be added to and shall constitute part of the Escrow Fund. The Escrow Agent shall have the right to sell securities in order to make payments (and in the case of bank certificates of deposit, such payments shall be paid upon first maturity of funds) and shall not be liable for any loss due to fluctuation in market value or penalties due to early redemption.

                 (c) Termination and Distribution of Escrow Fund. On the 12-month anniversary of the Closing, the Escrow shall terminate; provided, however, that such portion of the Escrow, which, in the reasonable good faith judgment of Parent, subject to the objection of the Company Stockholders Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(g) hereof, is necessary to satisfy any unsatisfied Losses specified in any Officer's Certificate theretofore delivered in good faith to the Escrow Agent prior to termination of the Escrow, shall remain in the Escrow (and the Escrow shall remain in existence) until such claims have been resolved. In addition, notwithstanding the foregoing, if any litigation shall have been filed or claim threatened prior to the twelve-month anniversary of the Closing Date which could reasonably be expected to result in an Identified Litigation Loss (i) Parent will notify the Escrow Agent and the Company Stockholders' Agent prior to such anniversary and (ii) $200,000 of cash or Parent Common Stock (based on the Escrow Price (defined below)) (less any amounts previously paid from the Escrow Fund in respect of Identified Litigation Losses) shall remain in the Escrow until any such litigation or claim shall have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the appropriate security holders of the Company the remaining portion of the Escrow not required to satisfy such claims. Deliveries of Escrow Amounts to Company Stockholders and, if the Merger Consideration consists of cash, holders of Vested Company Options pursuant to this Section 7.2(c) shall be made according to each individual's Proportionate Escrow Interest as certified to the Escrow Agent by the Company Stockholders' Agent (as defined in Section 7.2 (h) below).

                 (d)      Protection of Escrow Fund.

                          (i)     The Escrow Agent shall hold and safeguard the
Escrow Fund during their existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                          (ii)    Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                          (iii)   Each stockholder shall have voting rights
with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

                 (e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and either the nature of the misrepresentation, breach of warranty or claim or the litigation matter to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(h) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses. If the Escrow Fund is comprised of Parent Common Stock, the number of shares of Parent Common Stock to be paid out by the Escrow Agent pursuant to this Article VII shall be determined by the Escrow Agent based on the closing bid price of Parent Common Stock on the Closing Date as quoted on NASDAQ (the "ESCROW PRICE"). Upon request by the Escrow Agent, a duly authorized officer of the Company shall deliver a certificate of the Escrow Price.

                 Parent shall not be entitled to receive any disbursement with respect to any Losses arising in respect of any individual occurrence or circumstance unless the aggregate amount of all Losses shall exceed $200,000; provided, however, that (i) in the event the aggregate amount of such Losses of Parent shall exceed $200,000, then Parent shall be entitled to recover from the Escrow Fund only Losses in excess of $200,000 and (ii) the foregoing limitation shall not apply to (x) any adjustments to the Merger Consideration to be made pursuant to Section 1.13(a) and Section 1.13(b) of this Agreement, (y) any reduction in the Escrow Amount due to the failure of the condition to close contained in Section 6.3(i) of this Agreement or (z) any amounts in respect of Distributor Losses or Identified Litigation Losses.

                 (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Company Stockholders' Agent (as defined in Section 7.2(h)) and for a period of ten (10) business days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts out of the Escrow Fund, pursuant to Section 7.2(f) hereof unless the Escrow Agent shall have received written authorization from the Company Stockholders' Agent to make such delivery. After the expiration of such ten (10) business day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 7.2(f) hereof, provided that no such payment or delivery may be made if the Company Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such ten (10) business day period.

                 (g)      Resolution of Conflicts; Arbitration.

                          (i)     In case the Agent shall so object in writing
to any claim or claims made in any Officer's Certificate, the Company Stockholders' Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                          (ii)    If no such agreement can be reached after
good faith negotiation, either Parent or the Company Stockholders' Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained upon the conclusion of such litigation or both parties agree to arbitration; and in either such event the matter shall be settled by binding arbitration conducted by three arbitrators. Parent and the Company Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(g) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                          (iii)   Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this
Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount; otherwise, the shareholders of the Company as represented by the Company Stockholders' Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the out-of-pocket expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration in connection therewith.

                 (h)      Company Stockholders' Agent; Power of Attorney.

                          (i)     In the event that the Merger is approved,
effective upon such vote, and without further act of any shareholder, Igal Lichtman shall be appointed as agent and attorney-in-fact (the "COMPANY STOCKHOLDERS' AGENT") for each shareholder of the Company and, if applicable, holder of Vested Company Options on whose behalf any Parent Common Stock was deposited into the Escrow Fund (except such shareholders, if any, as shall have perfected their Dissenters Rights under Delaware Law), for and on behalf of such individuals, to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock or cash, as applicable, from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent. No bond shall be required of the Company Stockholders' Agent, and the Company Stockholders' Agent shall not receive compensation for his services. Notices or communications to or from the Company Stockholders' Agent shall constitute notice to or from each of the shareholders of the Company.

                          (ii)    The Company Stockholders' Agent shall not be
liable for any act done or omitted hereunder as the Company Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders and, if applicable, optionholders of the Company on whose behalf the amounts were contributed to the Escrow Fund shall severally indemnify the Company Stockholders' Agent and hold the Company Stockholders' Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Company Stockholders' Agent and arising out of or in connection with the acceptance or administration of the Company Stockholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Company Stockholders' Agent.

                 (i) Actions of the Company Stockholders' Agent. A decision, act, consent or instruction of the Company Stockholders' Agent shall constitute a decision of all the shareholders and, if applicable, optionholders for whom a portion of the amounts otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such individuals, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Stockholders' Agent as being the decision, act, consent or instruction of each and every such shareholder and optionholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders' Agent.

                 (j) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the stockholders and optionholders of the Company who have monies in the escrow shall be entitled, at their expense and through the Stockholders' Agent, to participate in any defense of such claim. Parent shall consult with the Stockholders' Agent prior to the settlement of any such claim and discuss with the Stockholders' Agent in good faith any input regarding the claim and potential settlement the Stockholders' Agent may have prior to any settlement. After such consultation, Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Stockholders' Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

                 (k)      Escrow Agent's Duties.

                          (i)     The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Company Stockholders' Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                          (ii)    The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                          (iii)   The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                          (iv)    The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                          (v)     The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to Parent and the Company Stockholders' Agent to this Agreement; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Company Stockholders' Agent shall use their best efforts to mutually agree upon a successor agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Parent shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

         7.3 Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, absent fraud or bad faith, the liability of the Company and the Company Stockholders with respect to any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement or the other agreements entered into in connection with the Merger shall be limited to the assets of the Escrow Fund, and no Company Stockholder shall have any liability to Parent or the Surviving Corporation arising from any breach after the termination of the Escrow other than with respect to claims made prior to such termination under Section 7.2(c) (and liability with such claims shall be limited to the amount held in the Escrow as a result thereof).


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of the Company and Parent;

                 (b) by Parent or the Company if: (i) the Closing has not occurred by June 30, 1998; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

                 (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

                 (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured and provided such cure period shall not be deemed to extend the termination date set forth in 8.1(b) above);

                 (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within ten
(10) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured and provided such cure period shall not be deemed to extend the termination date set forth in 8.1(b) above).

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action. Notwithstanding anything in this Section 8.1, neither Parent nor the Company may terminate this Agreement if such party is in material breach of its obligations hereunder and such breach caused, directly or indirectly, the Closing not to occur.

         8.2     Effect of Termination.   This Agreement shall forthwith become
void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified mail, return receipt requested, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the parties at the following addresses or at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above:

                    (a)   if to Parent or Merger Sub, to:

                          with a copy to:

                          Wilson Sonsini Goodrich & Rosati, P.C.
                          650 Page Mill Road
                          Palo Alto, California 94304-1050
                          Attention:    Jeffrey D. Saper, Esq.
                                        Kurt J.  Berney, Esq.
                          Telephone No.:  650-493-9300
                          Facsimile No.:  650-493-6811

                 (b)      if to the Company, to:

                          Igal Lichtman
                          10 Forest Avenue
                          Paramus, NJ
                          Telephone No.:
                          Facsimile No.:

                          with a copy to:

                          Bryan Cave LLP
                          245 Park Avenue
                          New York, New York  10167
                          Attention:    Conrad Everhard, Esq.
                          Telephone No.:  212-692-1800
                          Facsimile No.:   212-692-1900

                 (c)      if to the Escrow Agent, to:

                          Greater Bay Trust Company
                          400 Emerson Street
                          2nd Floor
                          Palo Alto, CA  94301
                          Attention:  Ana Paivah
                          Telephone No.:   650-614-5720
                          Facsimile No.:  650-473-1326

                          with a copy to:

                          Wilson Sonsini Goodrich & Rosati, P.C.
                          (as provided above)

                          with a copy to:

                          Bryan Cave LLP
                          (as provided above)

                 (d)      if to the Stockholders' Agent, to:
                          Igal Lichtman
                          22 Chelsea Drive
                          Livingston, NJ 07039
                          Telephone No.:  (973) 535-9599
                          Facsimile No.:   (973) 533-0063

         9.2 Interpretation. (a) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be
followed by the words "without limitation."   When reference is made herein to
"THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                 (b) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events and effects that (i) are directly caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the Merger.

                 (c) Whenever used in this Agreement, the words "KNOWLEDGE", "BEST KNOWLEDGE", "KNOWN TO", "BECOMING AWARE OF", "ARE AWARE", or other words of similar meaning or effect, as they pertain to the Company, means the actual knowledge as of the relevant date of (i) Igal Lichtman, John Von Lintig, Raymond Sozzi, Andrew Rawson and Michael Pallatta and (ii) with respect to the representations contained in Section 2.11, Leon Schneideror, Efim Gendler, and Vadim Mostov (and, in each case, does not include the knowledge of any other person).

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except with respect to the nondisclosure agreement dated as of January 30, 1998 by and between the Company and Parent, which agreement shall be in effect according to its terms);
(b) are not intended to confer upon any other person (including, without limitation, those persons listed on any exhibits hereto) any rights or remedies hereunder; and (c) without the prior written consent of each party shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and obligations hereunder to an affiliate of Parent provided that parent shall remain liable for all its obligations hereunder notwithstanding such assignment. Any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other parties, if such consent is required hereby, shall be void.

         9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                                   *  *  *  *

         IN WITNESS WHEREOF, Parent, Merger Sub, Escrow Agent and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

COMPANY                                       PARENT

By_______________________________             By_______________________________

Name_____________________________             Name_____________________________

Title____________________________             Title____________________________



MERGER SUB                                    ESCROW AGENT*



By_______________________________             By_______________________________

Name_____________________________             Name_____________________________

Title____________________________             Title____________________________


COMPANY STOCKHOLDERS' AGENT                   FOUNDER



By_______________________________             By_______________________________

Name_____________________________             Name_____________________________

Title____________________________             Title____________________________




* With respect to the matters set forth in Article VII only.




                         ***REORGANIZATION AGREEMENT***